Exhibit 99


                Dollar General Announces Fourth Quarter
               and Fiscal Year Results and 2005 Outlook


    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 17, 2005--Dollar General Corporation (NYSE:DG) today reported unaudited financial results for its fourth quarter and fiscal year ended January 28, 2005. Net income for the 2004 fourth quarter increased 31 percent to $133.9 million, or $.41 per share on a diluted basis. Full year 2004 net income increased 15 percent to $344.2 million, or $1.04 per share on a diluted basis compared to $.89 per share in 2003. The 2003 reported amounts include a $10 million, or $.03 per diluted share, non-tax deductible civil penalty to be paid to The Securities and Exchange Commission (the "penalty"). Excluding the impact of the penalty, net income for the 2004 fourth quarter and fiscal year increased by 19 percent and 11 percent, respectively, and diluted earnings per share for the 2004 fourth quarter and fiscal year increased by 24 percent and 13 percent, respectively. Operating margin in this year's fourth quarter was 10.0 percent versus last year's fourth quarter operating margin of 8.9 percent (9.4 percent, excluding the penalty).
    "I am very pleased with our accomplishments in 2004, particularly in the fourth quarter," said David Perdue, Chairman and Chief Executive Officer." We achieved our financial targets even though our core customers faced significant economic challenges. We were able to serve their needs while growing our store base and moving forward on our longer term operating initiatives, such as EZstore."
    As previously reported, net sales for the fourth quarter totaled $2.20 billion in fiscal 2004, an increase of 11.7 percent over fiscal 2003 fourth quarter sales of $1.97 billion. The increase resulted primarily from net new stores and a same-store sales increase of 3.0 percent.
    Gross profit during the quarter was $660.0 million, or 30.0 percent of sales, versus $576.5 million, or 29.3 percent of sales, in the prior year. Significant factors contributing to the increase in gross profit as a percentage of sales were increases in markups on beginning inventory and inventory purchases received during the quarter as well as fewer promotional markdowns taken after the holiday season this year as compared to last year. These improvements were partially offset by higher transportation expenses, impacted by higher fuel costs.
    Selling, general and administrative ("SG&A") expenses for the quarter were $439.6 million, or 20.0 percent of sales, in the current year, versus $392.2 million, or 19.9 percent of sales, in the prior year. Increased rental expense on the Company's leased properties, fees associated with the acceptance of debit cards, and increases in the costs of workers' compensation and other insurance programs were partially offset by store labor leverage, resulting from improved store-level efficiencies, and lower administrative bonus expense.
    For the 2004 fiscal year, net sales totaled $7.66 billion, an increase of 11.5 percent over fiscal 2003 sales of $6.87 billion. The increase resulted primarily from net new stores and a same-store sales increase of 3.2 percent.
    Gross profit for 2004 was $2.26 billion, or 29.5 percent of net sales, compared with $2.02 billion, or 29.4 percent of net sales in 2003. Although gross profit as a percentage of sales has been pressured during the year by a higher percent of consumable items in our sales mix and by higher fuel costs, the Company was able to more than offset these pressures primarily by achieving higher markups on its inventory.
    SG&A expenses for fiscal 2004 were $1.71 billion, or 22.3 percent of sales, compared with $1.50 billion, or 21.8 percent of sales, in 2003. The increase in SG&A, as a percentage of sales, is due to a number of factors, including increases in store occupancy costs, primarily due to increased rental expense on the Company's leased store locations, fees associated with increased usage of debit cards, consulting expenses relating to the Company's store operations project ("EZstore") and its Sarbanes-Oxley compliance efforts, and increased costs associated with store physical inventory counts.
    Interest expense in 2004 was $28.8 million compared to $35.6 million in 2003. This decrease is due in large part to capitalizing interest on the Company's distribution center construction and expansion projects during the year as well as lower debt issuance cost amortization, resulting from a mid-year 2004 amendment to the Company's revolving credit facility.
    For the 2004 fiscal year, the Company's income tax rate was 35.6 percent compared to 37.3 percent in fiscal 2003. This tax rate decrease is primarily the result of adjustments to certain contingent state income tax liabilities, net of the federal tax effect, recorded in the second quarter of 2004. The tax rate in 2003 was unfavorably impacted by the non-deductible penalty described earlier.
    Total merchandise inventories at the end of the 2004 fiscal year were $1.38 billion compared to $1.16 billion at the end of fiscal 2003, a 19 percent increase, or a 9 percent increase on a per store basis. The largest portion of the increase in inventories resulted from the Company's focus on improving in-stock levels of core merchandise at the stores. New initiatives, including the expansion of the perishable food program and the addition of certain core apparel items, magazines and Hispanic food items also contributed to the inventory increase. In addition, due to an early Easter in 2005, the Company received more seasonal merchandise for Spring 2005 before the end of fiscal 2004. In 2005, the Company plans to focus on lowering its per store inventory levels.
    Cash capital expenditures for 2004 totaled $282.1 million compared with $139.2 million for 2003. During the year, the Company opened 722 new stores, including 13 Dollar General Markets. The Company also added additional apparel fixtures to most stores and installed refrigerated coolers to an additional 3,670 existing stores. As of January 28, 2005, the Company operated 7,320 stores, including 15 Dollar General Markets. Ninety-four percent of all Dollar General stores were equipped with coolers, and 86 percent of all stores were accepting food stamps, or EBT, as of January 28, 2005.
    In addition, fiscal 2004 capital expenditures included investments in the Company's transportation and distribution networks, including the completion of the expansion of its South Boston, VA distribution center, the substantial completion of the expansion of its Ardmore, OK distribution center and the substantial completion of the construction of its new distribution center in South Carolina.
    During the year, the Company repurchased approximately 11.0 million shares of its common stock for $209.3 million, including the remaining 10.5 million shares authorized under its 12 million share repurchase authorization that expired on March 15, 2005, and 0.5 million shares purchased under its current 10 million share authorization that expires November 30, 2005.

    Comments Regarding Restatement for Lease Accounting Adjustments

    The financial statements for 2004 and the restated financial statements for 2003 referred to in this release have been prepared using the accounting practices for leases described in the Company's press release dated March 3, 2005. The impact of the change in accounting was not significant in either year.

    2005 Outlook

    The Company expects diluted earnings per share ("EPS") of between $1.14 and $1.19 for fiscal 2005, including a charge of approximately $0.01 per share in the second half of the year relating to the expensing of stock options as required by Statement of Financial Accounting Standards No. 123R, "Share-Based Payment." The Company expects EPS of $0.21-$0.22 for its first quarter ending April 29, 2005. The Company anticipates that its gross margin computation will be impacted during the year by the conversion of its retail inventory accounting systems from 10 inventory departments to 23 departments. While this conversion is not expected to have a material impact on gross margin for the year, it is expected to negatively impact quarters with higher percentages of highly consumables sales and, conversely, it is expected to positively impact the fourth quarter which typically has higher seasonal merchandise sales. In 2005, Dollar General plans to spend approximately $350 million on capital expenditures.
    Commenting on the outlook for 2005, Perdue said, "We have provided an EPS outlook for 2005 that is consistent with our internal plan, but as I did last year, I would like to add a cautionary note. Our core customers are still faced with high unemployment rates, and gasoline and fuel costs continue to be an issue for our customers as well as a significant cost item for the Company. We are also managing quite a bit of change in our stores and distribution centers with the implementation of EZstore. Although I am confident that our operating initiatives will bring positive near-term and long-term benefits, change is always accompanied by the risk of near-term disruption."

    The following are highlights of the Company's more significant operating initiatives for 2005:

    -- Implement EZstore in approximately half of our stores by the end of the year, including the purchase of necessary equipment, changes to certain distribution center processes and the conversion of trailers to support EZstore. Capital expenditures relating to this initiative in 2005 are expected to be approximately $53 million, which is the primary reason for an increase in capital expenditures over fiscal 2004;

    --  Open approximately 730 new stores, including at least 30
        Dollar General Market stores, continuing the Company's western expansion and expanding the Market concept to new geographic areas;

    -- Complete construction of the Jonesville, South Carolina distribution center, scheduled to open in June 2005;

    -- Identify the location for and begin construction of our ninth distribution center;

    -- Improve inventory management, including maintaining high store in-stock levels, better managing of safety stocks at the distribution centers, executing our seasonal merchandise sell-through strategy, and reducing inventory on a per store basis;

    -- Continue to focus on sales and profit growth including expansion of Dollar General Markets, additional "treasure hunt" merchandise and improved productivity in our larger format stores;

    --  Continue to focus on the reduction of inventory shrink; and

    -- Continue to decrease store manager turnover through better human resource management, including improved hiring, training and succession planning.

    Conference Call

    The Company will host a conference call on Thursday, March 17, 2005, at 10 a.m. EST to discuss the year's results and the outlook for 2005. The security code for the conference call is "Dollar General." If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com and can be accessed by clicking on the homepage "Spotlight Item."A replay of the conference call will be available until 5 p.m. EST on Thursday, March 31, online or by calling (334) 323-7226. The replay pass code is 13584540.

    Non-GAAP Disclosures

    This release, or the tables accompanying this release, includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including 2003 net income, diluted earnings per share, operating profit margin, return on invested capital and return on assets, each of which excludes a non-deductible civil penalty relating to the Company's restatement of its financial statements for the years 1998 through 2000. The Company believes that this information is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results. Management may also use this information to better understand the Company's underlying operating results. In addition, the return on invested capital, included in this release, may be considered a non-GAAP financial measure. Management believes that return on invested capital is useful because it provides investors with additional useful information for evaluating the efficiency of the Company's capital deployed in its operations. None of this information should be considered a substitute for any measures derived in accordance with GAAP. The Company has included its calculation of return on invested capital and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures in the accompanying schedules.

    Forward-Looking Information

    This press release contains forward-looking information, such as the information in the section entitled "2005 Outlook." The words "believe," "anticipate," "project," "plan," "schedule," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to:

    -- transportation and distribution delays or interruptions both domestically and internationally;

    --  labor shortages in the trucking industry;

    -- the Company's ability to negotiate effectively the cost and purchase of merchandise;

    -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs;

    --  inventory risks due to shifts in market demand;

    --  changes in product mix;

    --  interruptions in suppliers' businesses;

    --  the inability to execute operating initiatives;

    -- costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems;

    --  fuel price and interest rate fluctuations;

    -- a continued rise in health insurance costs or workers' compensation costs;

    -- a deterioration in general economic conditions whether caused by acts of war, terrorism or other factors;

    -- changes in demand due to unexpected or unusual weather patterns;

    -- seasonality of the Company's business such as a sales shortfall during the Christmas selling season;

    -- unanticipated changes in the federal or state minimum wage or living wage requirements;

    -- changes in federal or state regulations governing the sale of the Company's products, particularly "over-the-counter" medications or health products;

    -- excessive costs and delays associated with building, opening and operating new stores;

    -- excessive costs and delays associated with building, opening, expanding or converting new or existing distribution centers;

    -- the reputational and financial impact of the Securities and Exchange Commission ("SEC") inquiry related to the restatement of certain of the Company's financial statements;

    --  results of other legal proceedings and claims; and

    -- other risk factors described in the Company's Form 10-K for the fiscal year ended January 30, 2004, filed with the SEC on March 16, 2004, the Company's most recent Quarterly
        Report on Form 10-Q, and elsewhere in this press release.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public disclosures or documents filed with the SEC.

              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                      Consolidated Balance Sheets
                        (Dollars in thousands)

                                               January 28, January 30,
Subject to reclassification                       2005        2004
---------------------------                    ----------- -----------
                                               (Unaudited) (Unaudited)
ASSETS                                                     (Restated)
Current assets:
  Cash and cash equivalents                    $  232,830  $  345,899
  Short-term investments                           42,925      68,726
  Merchandise inventories                       1,376,537   1,157,141
  Deferred income taxes                            24,908      30,413
  Prepaid expenses and other current assets        53,702      50,036
----------------------------------------------------------------------
  Total current assets                          1,730,902   1,652,215
----------------------------------------------------------------------

Property and equipment, at cost                 1,940,335   1,709,722
Less:  accumulated depreciation and
 amortization                                     858,538     751,131
----------------------------------------------------------------------
Net property and equipment                      1,081,797     958,591
----------------------------------------------------------------------
Other assets, net                                  29,264      11,270
----------------------------------------------------------------------
Total assets                                   $2,841,963  $2,622,076
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations     $   12,860  $   16,670
  Accounts payable                                409,327     383,791
  Accrued expenses and other                      333,889     303,156
  Income taxes payable                             69,616      45,725
----------------------------------------------------------------------
  Total current liabilities                       825,692     749,342
----------------------------------------------------------------------

Long-term obligations                             258,462     265,337
Deferred income taxes                              72,750      52,504

Shareholders' equity:
  Preferred stock                                       -           -
  Common stock                                    164,086     168,095
  Additional paid-in capital                      421,600     376,930
  Retained earnings                             1,103,051   1,015,382
  Accumulated other comprehensive loss               (973)     (1,161)
----------------------------------------------------------------------
                                                1,687,764   1,559,246
  Other shareholders' equity                       (2,705)     (4,353)
----------------------------------------------------------------------
  Total shareholders' equity                    1,685,059   1,554,893
----------------------------------------------------------------------
Total liabilities and shareholders' equity     $2,841,963  $2,622,076
======================================================================

              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                              (Unaudited)

Subject to reclassification
---------------------------
                                          For the Years Ended
                                  ------------------------------------
                                              % of              % of
                                  January 28,  Net  January 30,  Net
                                     2005     Sales   2004      Sales
                                  ----------------- ------------------
                                                        (Restated)
Net sales                        $7,660,927 100.00% $6,871,992 100.00%
Cost of goods sold                5,397,735  70.46   4,853,863  70.63
----------------------------------------------------------------------
Gross profit                      2,263,192  29.54   2,018,129  29.37
Selling, general and
 administrative                   1,706,216  22.27   1,497,665  21.79
Penalty                                   -      -      10,000   0.15
----------------------------------------------------------------------
Operating profit                    556,976   7.27     510,464   7.43
Interest income                      (6,575) (0.09)     (4,103) (0.06)
Interest expense                     28,794   0.38      35,606   0.52
----------------------------------------------------------------------
Income before taxes on income       534,757   6.98     478,961   6.97
Provision for taxes on income       190,567   2.49     178,465   2.60
----------------------------------------------------------------------
Net income                       $  344,190   4.49% $  300,496   4.37%
======================================================================

Diluted earnings per share       $     1.04         $     0.89
=============================================        ==========
Weighted average diluted shares
 (000s)                             332,068            337,636
=============================================        ==========
Dividends per share              $    0.160         $    0.140
=============================================        ==========


                                         For the 13 Weeks Ended
                                  ------------------------------------
                                              % of              % of
                                  January 28,  Net  January 30,  Net
                                     2005     Sales   2004      Sales
                                  ----------------- ------------------
                                                          (Restated)
Net sales                        $2,197,538 100.00% $1,966,488 100.00%
Cost of goods sold                1,537,561  69.97   1,389,992  70.68
----------------------------------------------------------------------
Gross profit                        659,977  30.03     576,496  29.32
Selling, general and
 administrative                     439,633  20.01     392,172  19.94
Penalty                                   -      -      10,000   0.51
----------------------------------------------------------------------
Operating profit                    220,344  10.03     174,324   8.86
Interest income                      (1,845) (0.08)     (1,998) (0.10)
Interest expense                      7,218   0.33       8,215   0.42
----------------------------------------------------------------------
Income before taxes on income       214,971   9.78     168,107   8.55
Provision for taxes on income        81,079   3.69      65,782   3.35
----------------------------------------------------------------------
Net income                       $  133,892   6.09% $  102,325   5.20%
======================================================================

Diluted earnings per share       $      0.41        $     0.30
=============================================        ==========
Weighted average diluted shares
 (000s)                              330,402           339,866
=============================================        ==========
Dividends per share              $     0.040        $    0.035
=============================================        ==========

              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              (Unaudited)

  Subject to reclassification                     For the Years Ended
  ---------------------------                     --------------------
                                                  January    January
                                                     28,        30,
                                                    2005       2004
                                                  --------- ----------
                                                            (Restated)
Cash flows from operating activities:
  Net income                                      $344,190   $300,496
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization                 164,478    152,019
     Deferred income taxes                          25,751     19,555
     Tax benefit from stock option exercises         9,657     14,565
     Change in operating assets and liabilities:
       Merchandise inventories                    (219,396)   (34,110)
       Prepaid expenses and other current assets    (3,666)   (16,304)
       Accounts payable                             12,221     32,328
       Accrued expenses and other                   35,048     60,523
       Income taxes                                 23,793    (21,464)
       Other                                       (12,377)     5,166
----------------------------------------------------------------------
Net cash provided by operating activities          379,699    512,774
----------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment             (282,135)  (139,202)
  Purchases of short-term investments             (220,200)  (199,950)
  Sales of short-term investments                  246,001    132,725
  Purchase of promissory notes                           -    (49,582)
  Proceeds from sale of property and equipment       3,324        269
----------------------------------------------------------------------
Net cash used in investing activities             (253,010)  (255,740)
----------------------------------------------------------------------

Cash flows from financing activities:
  Net borrowings under revolving credit facilities       -          -
  Repayments of long-term obligations              (12,539)   (15,907)
  Payment of cash dividends                        (52,682)   (46,883)
  Proceeds from exercise of stock options           34,128     49,485
  Repurchases of common stock                     (209,295)   (29,687)
  Other financing activities                           630         73
----------------------------------------------------------------------
Net cash used in financing activities             (239,758)   (42,919)
----------------------------------------------------------------------

Net increase (decrease) in cash and cash
 equivalents                                      (113,069)   214,115
Cash and cash equivalents, beginning of period     345,899    131,784
----------------------------------------------------------------------
Cash and cash equivalents, end of period          $232,830   $345,899
======================================================================

Supplemental schedule of noncash investing and
  financing activities:
Purchases of property and equipment awaiting
  processing for payment, included in
  Accounts payable                                $ 13,315   $ 10,160
Purchases of property and equipment under
  capital lease obligations                       $  1,844   $    996
----------------------------------------------------------------------

             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)


                 Net Sales by Category (in thousands)
                 ------------------------------------

                                               13 Weeks Ended
                                        ------------------------------
                                        January 28, January 30,   %
                                           2005        2004     Change
                                        ----------- ----------- ------
Highly consumable                       $1,292,227  $1,112,081   16.2%
Seasonal                                   453,825     418,162    8.5%
Home products                              253,323     246,121    2.9%
Basic clothing                             198,163     190,124    4.2%
                                        ----------- ----------- ------
 Total sales                            $2,197,538  $1,966,488   11.7%
                                        =========== =========== ======


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)


                 Net Sales by Category (in thousands)
                 ------------------------------------

                                                  Year Ended
                                        ------------------------------
                                        January 28, January 30,   %
                                          2005        2004      Change
                                        ----------- ----------- ------
Highly consumable                       $4,825,051  $4,206,878   14.7%
Seasonal                                 1,263,991   1,156,114    9.3%
Home products                              879,476     860,867    2.2%
Basic clothing                             692,409     648,133    6.8%
                                        ----------- ----------- ------
 Total sales                            $7,660,927  $6,871,992   11.5%
                                        =========== =========== ======


                          New Store Activity
                          ------------------

                                                 Year Ended
                                      --------------------------------
                                      January 28,          January 30,
                                          2005                 2004
                                      ------------         -----------

Beginning store count                       6,700               6,113
New store openings                            722                 673
Store closings                                102                  86
Net new stores                                620                 587
Ending store count                          7,320               6,700
Total selling square footage (000's)       50,015              45,354





                       Customer Transaction Data
                       -------------------------

                                   13 Weeks Ended      Year Ended
                                  ----------------  -----------------
                                  January  January  January  January
                                     28,      30,      28,      30,
                                    2005     2004     2005     2004
                                  -------- -------  -------  --------
Percentage increase in
same-store customer transactions    +2.0 %   +2.3 %   +2.7 %   +3.5 %
Average customer purchase
(total stores)                    $ 9.26   $ 9.09   $ 8.64   $ 8.56


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                Reconciliation of Non-GAAP Disclosures
               (In thousands, except per share amounts)

                                            13 Weeks Ended Year Ended
                                             January 30,   January 30,
                                                2004          2004
                                            -------------- -----------
                                                     (Restated)

Net Income and Earnings Per Share
-------------------------------------------
Net income in accordance with GAAP             $  102,325  $  300,496
   Non-deductible penalty                          10,000      10,000
                                            -------------- -----------
Net income, excluding non-deductible
 penalty                                       $  112,325  $  310,496
                                            ============== ===========

Weighted average diluted shares outstanding       339,866     337,636
                                            ============== ===========
Diluted earnings per share, excluding
   non-deductible penalty                      $     0.33  $     0.92
                                            ============== ===========

Operating Profit Margin
-------------------------------------------
Operating profit in accordance with GAAP       $  174,324  $  510,464
   Non-deductible penalty                          10,000      10,000
                                            -------------- -----------
Operating profit, excluding non-deductible
 penalty                                       $  184,324  $  520,464
                                            ============== ===========

Operating profit, excluding non-deductible
 penalty,% to sales                                   9.4%        7.6%
                                            ============== ===========

             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                         Non-GAAP Disclosures
                    Return on Invested Capital (a)

                                                 For the Years Ended
                                               -----------------------
                                               January 28, January 30,
(Dollars in thousands)                            2005        2004
                                               ----------- -----------
                                                            (Restated)

Net income                                     $  344,190  $  300,496
Add:
   Interest expense, net                           22,219      31,503
   Rent expense                                   291,215     248,487
   Tax effect of interest and rent               (111,583)   (104,436)
                                               ----------- -----------
   Interest and rent, net of tax                  201,851     175,554
                                               ----------- -----------

Return, net of tax                             $  546,041  $  476,050
Non-deductible penalty                                  -      10,000
                                               ----------- -----------
Return excluding non-deductible penalty        $  546,041  $  486,050
                                               =========== ===========

Average Invested Capital:
   Average long-term obligations (b)           $  288,539  $  309,234
   Shareholders' equity (c)                     1,555,664   1,399,684
   Average rent x 8 (d)                         2,158,808   1,861,960
                                               ----------- -----------
   Invested capital                            $4,003,011  $3,570,878
                                               =========== ===========

Return on invested capital                           13.6%       13.3%
                                               =========== ===========
Return on invested capital, excluding
 non-deductible penalty                              13.6%       13.6%
                                               =========== ===========

(a)The Company believes that the most directly comparable ratio calculated solely using GAAP measures is the ratio of net income to the sum of average long-term obligations, including current portion, and average shareholders' equity. This ratio was 18.7% and 17.6% for fiscal 2004 and 2003, respectively.

(b)Average long-term obligations is equal to the average long-term obligations, including current portion, measured at the end of each of the last five fiscal quarters.

(c)Average shareholders' equity is equal to the average shareholders' equity measured at the end of each of the last five fiscal quarters.

(d)Average rent expense is computed using a rolling two-year period. Average rent expense is multiplied by a factor of eight to capitalize operating leases in the determination of pretax invested capital. This is a conventional methodology utilized by credit rating agencies and investment bankers.

                           Return on Assets

                                                 For the Years Ended
                                               -----------------------
                                               January 28, January 30,
(Dollars in thousands)                            2005        2004
                                               ----------- -----------
                                                            (Restated)
Net income                                     $  344,190  $  300,496
Non-deductible penalty                                  -      10,000
                                               ----------- -----------
Net income, excluding non-deductible penalty      344,190     310,496

Average assets (a)                             $2,705,786  $2,428,344
                                               ----------- -----------

Return on assets                                     12.7%       12.4%
                                               =========== ===========
Return on assets, excluding non-deductible
 penalty                                             12.7%       12.8%
                                               =========== ===========

(a)Average assets is equal to the average total assets measured at the end of each of the last five fiscal quarters.


    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209